Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Hawker Beechcraft Acquisition Company, LLC of our report dated February 28, 2007 except as it relates to the condensed consolidating financial information as discussed in Note 17, as to which the date is November 30, 2007, relating to the financial statements of Raytheon Aircraft, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

December 26, 2007